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                            OUTLOOK GROUP CORP. AND SUBSIDIARIES

                    EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                   Quarter Ended
                                                            August 30,      August 31,
                                                              1996            1995
                                                          -----------      -----------
Primary:
  Weighted average shares outstanding  . . . . . . . . .    4,649,382        4,699,382
  Equivalent shares--dilutive stock options
    based on Treasury stock method using average
    market price . . . . . . . . . . . . . . . . . . . .           --               --
                                                          -----------      -----------
                                                            4,649,382        4,699,382
                                                          ===========      ===========
Net earnings (loss)  . . . . . . . . . . . . . . . . . .  $      (437)     $      (114)
                                                          ===========      ===========
Net earnings (loss) per common share   . . . . . . . . .  $      (.09)     $      (.02)
                                                          ===========      ===========




There is no significant difference between primary and fully diluted earnings per common share.